Exhibit 10.1

AGREEMENT

This Agreement ("Agreement") among The Vail Corporation (d/b/a Vail Associates, Inc.) ("Vail"), William A. Jensen ("Jensen") and Intrawest ULC ("Intrawest") shall be effective this 7th day of January, 2008 (the "Effective Date").

Recitals

1.           Jensen currently is employed as the President of Vail's Mountain Division and Chief Operating Officer of Vail Mountain.  The terms and conditions of his employment are set forth in an Employment Agreement dated as of May 1, 1997, and amended on July 22, 1999, August 1, 1999 and July 19, 2007 (as amended, the "Employment Agreement").

2.           Section 4 of the Employment Agreement sets forth certain restrictive covenants (the "Restrictive Covenants"), which impose certain limitations on Jensen's employment in businesses that compete with the businesses of Vail Resorts, Inc. and its subsidiaries (collectively, "Vail Entities," and individually, each a "Vail Entity") and solicitation of employees of any Vail Entity.

3.           Intrawest desires to employ Jensen in a senior executive capacity.

4.           Vail believes that the Restrictive Covenants would, if enforced as written, limit Jensen's immediate availability for the position in which Intrawest wishes to employ him, and Jensen's employment by Intrawest might violate other rights that Vail has under applicable law.

5.           In consideration of certain commitments by Intrawest and Jensen set forth below, Vail is willing to waive its right to assert that Jensen's employment by Intrawest violates the Employment Agreement or any other contract or applicable statute or common law principal that relates to, or is believed by any Vail Entity to prohibit, Jensen's competition with any Vail Entity and/or the solicitation or hiring of the employees of any Vail Entity following the Resignation Date.

6.           Although Jensen and Intrawest disagree with Vail's position, in consideration of Vail's willingness to waive such legal rights, Jensen and Intrawest are willing to limit, on the terms and conditions set forth below, their right to recruit or hire management and executive employees of the Vail Entities, and to confirm Jensen's obligation not to use or disclose certain confidential information and records belonging to Vail.

Agreement

In consideration of the mutual rights and obligations set forth below, the parties agree as follows:

1.           Jensen Resignation and Transition.

(a)           As of the close of business on January 31, 2008 (the "Resignation Date"), Jensen shall be deemed to have resigned his employment and all other positions that he holds with the Vail Entities and all other entities as a representative of, or on behalf of, any of the Vail Entities.  Jensen agrees that until the Resignation Date he shall continue to perform his duties faithfully and in full accordance with the terms and conditions of the Employment Agreement and all applicable policies and procedures.

(b)           Notwithstanding the preceding subsection 1(a), however, Vail and Jensen acknowledge and agree that given the transitional nature of Jensen's employment, Vail may, between the Effective Date and Resignation Date, deem it appropriate to exclude Jensen from certain communications, activities, meetings and decisions.  Vail and Jensen understand and agree that Jensen's resignation shall be deemed to be a Termination By Jensen Without Good Reason pursuant to Section 3(e) of the Employment Agreement, Vail having waived the notice requirement set forth therein.  Accordingly, neither Jensen's exclusion from any aspect of Vail's business operations between the Effective Date and Resignation Date nor any other occurrence or conduct shall give rise to any right on the part of Jensen to terminate his employment with Vail for "good reason" pursuant to Section 3(d) of the Employment Agreement.  Under no circumstances shall Jensen be deemed to be eligible for severance compensation payable by any Vail Entity, or to any other benefit relating to or arising from Jensen's separation from Vail, other than the compensation and benefits to which Jensen is entitled under Section 3(e) of the Employment Agreement, which includes compensation for accrued vacation time; fully vested stock options; and payment of deferred compensation (but not any portion of deferred compensation for 2008).

(c)           Jensen agrees that Vail shall in its discretion determine when and how to announce, by means of a securities disclosure, press release or otherwise, the fact and circumstances of his resignation, provided that Vail shall notify Jensen of the contents of any such announcement within a reasonable period of time before its issuance, and consider in good faith all comments by Jensen regarding any such issuance and, provided further, that no such issuance shall refer to or otherwise mention any Intrawest Entity or any affiliate thereof without the prior written consent of Intrawest, such consent not to be unreasonably withheld.

2.           Restrictions on Competition.

(a)           Jensen and Intrawest agree that Jensen shall not, between the Effective Date and May 31, 2008 (the "Transitional Period") provide services to or in any way discuss business matters with Intrawest, Intrawest Cayman L.P. or any of their respective subsidiary or otherwise affiliated companies (collectively, "Intrawest Entities," and individually, each an "Intrawest Entity"), whether as a consultant, employee, director, or otherwise, and whether on a compensated or non-compensated basis.  Following the Transitional Period, and subject to the continuing obligations of Jensen and Intrawest under this Agreement, Jensen may be involved in any capacity in the business of any Intrawest Entity, and such involvement by Jensen in the business of any such Intrawest Entity shall not be deemed a violation of Vail's legal rights under any other contract or applicable statute or common law principal that relates to, or is believed by any Vail Entity to prohibit, Jensen's competition with any Vail Entity and/or, subject to Section 3 hereof, the solicitation or hiring of the employees of any Vail Entity following the Resignation Date.

(b)           Jensen understands and agrees that Vail is willing to conditionally waive certain of its rights under the Restrictive Covenants and applicable law only with respect to Jensen's prospective employment by Intrawest, and has agreed to do so only in consideration of the covenants and conditions set forth in this Agreement.  Accordingly, during the 12 month period commencing on the Resignation Date Jensen shall continue to be bound by the Restrictive Covenants with respect to all prospective employers other than an Intrawest Entity, or any affiliate of any Intrawest Entity, and with respect to all business activities except those relating to the Intrawest Entities and their respective affiliates and undertaken in conformity with the terms and conditions of this Agreement.

3.           Noninterference with Management and Employees of Vail Entities.

(a)           For purposes of this Section 3(a) “Covered Vail Executive” shall mean any person who was employed by any Vail Entity at grade 26 or above (as described in Exhibit A attached hereto) at any time during the 6 month period before such person first had any form of contact with any Intrawest Entity concerning employment by or consulting with any Intrawest Entity.  Jensen and Intrawest agree that during the 24 month period commencing on the Resignation Date (the "Restricted Period"), neither Jensen nor any Intrawest Entity shall, without Vail's prior consent, directly or indirectly induce or attempt to induce any Covered Vail Executive to terminate his or her employment relationship with such Vail Entity; or hire or attempt to hire any Covered Vail Executive, whether as an employee, consultant or otherwise.

(b)           Notwithstanding Section 3(a), above, any Intrawest Entity may publish to the public, in any medium (e.g., on the internet, in trade publications, general circulation newspapers), its hiring needs and such publication by itself will not be deemed a violation of Section 3(a).  The parties further agree that,  if a Covered Vail Executive terminates his or her relationship with a Vail Entity of his/her own volition (i.e. without direct or indirect inducement or other involvement of any kind by Jensen or any Intrawest Entity in violation of the terms of this Agreement) or is discharged by a Vail Entity, and such person contacts Jensen or an Intrawest Entity during the 6 month period following the effective date of the termination of his/her relationship with the Vail Entity (the ”Departure Period"), then Jensen and Intrawest agree that such person will be informed that Intrawest is prohibited from discussing employment opportunities with him or her during the Departure Period.  However, any Intrawest Entity may, after the Departure Period, discuss employment with or hire such a person without violating this Section 3(a).  Intrawest will endeavor in good faith to disseminate the restrictions in this paragraph 3(a) to its executives and those persons involved in hiring with any Intrawest Entity, but the parties acknowledge that the Intrawest Entity is a large organization and two years is a long time and, thus, if someone at some Intrawest Entity merely responds to an inquiry regarding employment by a Covered Vail Executive without informing them in the initial conversation about the restrictions contained in this Section 3(a), then Intrawest will not be deemed to have violated this Section 3(a) so long as the Covered Vail Executive is ultimately informed of the restrictions in this Section 3(a) and is not hired by any Intrawest Entity.

(c)           Intrawest and Jensen acknowledge that the restrictions set forth in this Section 3 are fair and reasonable, given the nature of the respective businesses of the Vail Entities and the Intrawest Entities.

4.           Protection of Confidential Information and Confidential Records.

(a)           For purposes of this Agreement:

(i)           "Confidential Information" means all nonpublic information  (whether in paper or electronic form, or contained in Jensen's memory, or otherwise stored or recorded) relating to or arising from the business of any Vail Entity, including, without limitation, trade secrets used, developed or acquired by any Vail Entity in connection with its business.  Without limiting the generality of the foregoing, "Confidential Information" shall specifically include all nonpublic information concerning the manner and details of the operation of the Vail Entities, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the business of the Vail Entities; the business plans and strategies of the Vail Entities; nonpublic forms, contracts and other documents used in the business of the Vail Entities; all information concerning the employees, agents and contractors of the Vail Entities, including without limitation such persons' compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; and all other information concerning the concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements of the Vail Entities.  "Confidential Information" shall not include information that is in the public domain through no wrongful act on the part of Jensen.

(ii)           "Confidential Records" means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information.

(b)           Except in connection with and in furtherance of Jensen's work on Vail's behalf before the Resignation Date or with Vail's prior written consent, Jensen shall not and Jensen hereby affirms that at no time prior to the date hereof did he, at any time, directly or indirectly:  (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity.

(c)           All Confidential Records prepared by or provided to Jensen are and shall remain Vail's property.  Except in connection with and in furtherance of Jensen's work on Vail's behalf before the Resignation Date or with Vail's prior written consent, Jensen shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity.  No later than the Resignation Date, or upon Vail's earlier request, Jensen shall immediately deliver to Vail or its designee (and shall not keep in Jensen's possession or deliver to any other person or entity) all Confidential Records and all other Vail property in Jensen's possession or control.  This Agreement shall not prohibit Jensen from complying with any subpoena or court order, provided that Jensen shall at the earliest practicable date provide a copy of the subpoena or court order to Vail's General Counsel, it being the parties' intention to give Vail a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of Confidential Information and Confidential Records, as determined by Vail in its discretion.

5.           Remedies.  Jensen and Intrawest acknowledge that if they or either of them breaches any obligation under Sections 2, 3 and/or 4 of this Agreement, Vail will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate Vail.  Jensen and Intrawest therefore agree that upon such breach or threatened breach of any such obligation, Vail shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, compelling compliance with any or all such provisions.  This Section 5 shall not be construed as an election of any remedy, or as a waiver of any right available to Vail under this Agreement or the law, including the right to seek damages from Jensen and/or Intrawest for a breach of any provision of this Agreement, nor shall this Section 5 be construed to limit the rights or remedies available under applicable law for any violation of any Section 2, 3 and/or 4 of this Agreement.

6.           Legal Releases.

(a)           Jensen, on behalf of himself and his heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of him (collectively, "Releasers"), hereby fully and forever releases and discharges each Vail Entity and each of their past and present officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee's act or omission relating to or arising from Jensen's employment by Vail and/or the termination of that employment (collectively, "Releasees"), of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters that may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section 6(a) shall not extend to:  (i) any rights arising under this Agreement; or; (ii) any vested rights under any pension, retirement, profit sharing or similar plan; or (iii) Jensen's rights, if any, to indemnification, and/or defense under any Vail Entity's certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with Jensen's acts an omissions within the course and scope of Jensen's employment with Vail.  Jensen hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.  Jensen understands and agrees that by signing this Agreement he is giving up, among other things, any right to bring any legal claim against any Vail Entity concerning, directly or indirectly, Jensen's employment with Vail, including Jensen's separation from employment except as specifically provided otherwise in this Agreement.  Jensen agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Releasees, to include all actual or potential legal claims that Jensen may have against any Releasee, except as specifically provided otherwise in this Agreement. Jensen, on behalf of all Releasers, hereby covenants and agrees that no Releasor shall bring any claim or suit of any nature whatsoever that is released by this Section 6(a).

(b)           Vail, on behalf of itself and its affiliates and their respective successors and assigns (collectively, "Vail Releasers"), hereby fully and forever releases and discharges each Intrawest Entity, each affiliate of each Intrawest Entity and each of their respective past and present officers, directors, employees, shareholders, independent contractors, attorneys and insurers (collectively, "Intrawest Releasees") due to any Intrawest Releasee's act or omission relating to or arising from Jensen's employment by Vail, the Employment Agreement and/or the termination of that employment hereby, of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Vail Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters that may arise at common law, such as tortuous interference with contractual rights; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section 6(b) shall not extend to any rights arising under this Agreement.  Vail agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Intrawest Releasees, to include all actual or potential legal claims that the Vail Releasors may have against any Intrawest Releasee, except as specifically provided otherwise in this Agreement.  Vail, on behalf of itself and each Vail Releasor, hereby covenants and agrees that it and them shall not bring any claim or suit of any nature whatsoever, including specifically, but not by way of limitation, matters that may arise at common law, such as tortuous interference with contractual rights, against any Intrawest Releasee arising from or relating to Jensen's employment by Vail, the Employment Agreement and/or the termination of that employment hereby.   Vail, on behalf of itself and each Vail Releasor, hereby covenants and agrees that no Vail Releasor shall bring any claim or suit of any nature whatsoever that is released by this Section 6(b).

(c)           The Vail Releasors hereby fully and forever release and discharge Jensen and his heirs, personal representatives and assigns, and any person or entity that could or might act on behalf of him (collectively the "Jensen Releasees") due to any act or omission relating to or arising from Jensen's employment with Vail and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Vail Releasors or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, the relief set forth in this Section 6(c) shall not extend to (i) any rights arising under this Agreement; (ii) a breach of fiduciary duty or other intentional misconduct by Jensen relating to Jensen’s employment with Vail; or (iii) any claim or claims that Vail may have against any Jensen Releasee as of the Effective Date of which it is not aware as of the Effective Date because of intentional concealment by Jensen.  Vail agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Jensen Releasees, to include all actual or potential legal claims of the Vail Releasors may have against any Jensen Releasee, except as specifically provided otherwise in this Agreement.  Vail, on behalf of itself and each Vail Releasor, hereby covenants and agrees that no Vail Releasor shall bring any claim or suit of any nature whatsoever that is released by this Section 6(c).

7.           Covenant of Cooperation in Proceedings.  Jensen acknowledges that because of Jensen's position with Vail, Jensen may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Jensen was involved during Jensen's employment with Vail, or that otherwise concern matters of which Jensen has information or knowledge (collectively, a "Proceeding").  Jensen agrees that he will testify truthfully in connection with any such Proceeding, that he will cooperate with the Vail Entities in connection with every such Proceeding, and that his duty of cooperation shall include an obligation to meet with representatives and/or counsel for Vail Entities concerning all such Proceedings for such purposes, and at such times and places, as Vail reasonably requests, and to appear for deposition and/or testimony upon Vail's request and without a subpoena.  Vail shall reimburse Jensen for reasonable out-of-pocket expenses that he incurs in honoring his obligation of cooperation under this Section 7 and shall cooperate with Jensen to minimize the impact that compliance with this Section 7 has on his ability to meet his other personal and professional obligations.

8.           Miscellaneous.

(a)           The Resignation Date herein shall be deemed to be the "termination date" as that and similar terms are used in the Employment Agreement and any and all other agreements between any Vail Entity and Jensen.

(b)           This Agreement shall inure to the benefit of Vail, its successors or assigns, and shall be freely assignable by Vail in its sole discretion, at any time.

(c)           This Agreement shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

(d)           Unless modified herein, all provisions of the Employment Agreement and any and all other agreements between any Vail Entity and Jensen which remain in effect by their terms following the Resignation Date shall continue in full force and effect.  In the event of any direct conflict between any term of this Agreement and the Employment Agreement or any term of any other agreement between the parties hereto, the terms of this Agreement shall control.

(e)           If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties' express desire that Vail be protected to the greatest extent allowed by law from unfair competition or interference and/or the misuse or disclosure of Confidential Records and/or Confidential Information.

(f)           This Agreement shall not be modified or amended except by a written agreement signed by all parties hereto.

(g)           Any action arising from or relating in any way to this Agreement shall be tried only in the state or federal courts situated in the Denver, Colorado, metropolitan area.  The parties consent to jurisdiction and venue in those courts to the greatest extent allowed by law.  The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all costs incurred in connection with the action, including reasonable attorneys' fees.

[Signature Page Follows]

The Vail Corporation (d/b/a Vail Associates, Inc.) By: _/s/ Robert A. Katz______________ Chief Executive Officer	Intrawest ULC By: _/s/ Toby Ippolito________________
William A. Jensen __/s/ William A. Jensen______________